EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM CONSENT

We consent to the incorporation by reference in this Registration Statement Nos. 333-39072, 333-54017, 333-33555, 333-29725, 333-90186 and 333-116695 of CommScope, Inc. on Form S-8 of our report dated June 18, 2004, appearing in this Annual Report on Form 11-K/A of CommScope, Inc. of North Carolina Employees Retirement Savings Plan for the year ended December 31, 2003.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina
July 12, 2004